Exhibit 8.1

March 1, 2018

KATHERINE E. DAVID
(210) 250-6122
Katy.David@strasburger.com

Mr. Harry E. Hosmer
Chairman of the Board
Royale Energy, Inc.
1870 Cordell Court, Suite 210
San Diego, California 92020

RE: Tax Consequences of Royale Energy, Inc. Merger and Exchange

Dear Mr. Hosmer:

This letter expresses our opinion regarding certain United States federal income tax consequences to the shareholders1 of Royale Energy, Inc. (“Royale”) related to the merger of Royale Merger Sub, Inc. (“Royale Merger Sub”) with and into Royale, with Royale as the surviving corporation and wholly-owned subsidiary of Royale Energy Holdings, Inc. (“Parent”) (the “Transaction”).

I.	Statement of Opinion

Based on the facts and analysis set forth in this letter, and subject to the limitations described at the end of this letter, in our opinion, the Transaction will qualify as a transaction qualifying for non-recognition of gain or loss under Internal Revenue Code (“Code”) section 351(a), as amended.

In rendering the opinions set forth above, we have taken into account the potentially relevant judicial doctrines, including the step transaction, business purpose, economic substance, substance over form, and sham transaction doctrines, as well as potentially relevant statutory and regulatory anti-abuse rules.  In addition, we have considered the business and tax purposes for the transactions contemplated with respect to the Transaction and matters to which our opinions relate, and have analyzed the law as it relates to all of the facts and circumstances associated with those

1 For purposes of this opinion, a “shareholder” is a beneficial owner of Royale Energy, Inc. common stock that is: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more United States persons or (ii) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 2

transactions in the manner described in and required by Treas. Reg. sections 1.6662-4(d)(3)(ii), 1.6662-4(g)(4)(ii), 1.6664-4(c), and 1.6664-4(f)(2)(i)(B)(2).

This letter is a statement of our opinion, and is not a guarantee that the conclusions set forth in this letter will be sustained if challenged by the Internal Revenue Service (“Service”).

II.	Factual Investigation

For purposes of rendering our opinion, we have been furnished and have reviewed the following documentation (the “Relevant Documents”):

1.
Amended and Restated Agreement and Plan of Merger among Royale, Parent, Royale Merger Sub, Matrix Merger Sub, Inc. (“Matrix Merger Sub”), and Matrix Oil Management Corporation (“Matrix”) (the “Merger Agreement”).

2.	Section 351 Plan of Merger and Exchange.

3.	Pledge Agreement by Parent, as Debtor in Favor of Arena Limited SPV, LLC as Secured Party.

4.	Such other documents as we have deemed necessary.

We are not aware of any documents other than the Relevant Documents that would alter our conclusions.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as copies, the fact that each party to an agreement has the power and capacity to execute, deliver and perform all obligations under such documents, the due authorization of all requisite action with respect to such documents (including the execution and delivery thereof) by each party thereto, and the validity and binding effect of such documents upon each party.  We have also assumed that all factual assertions in the Relevant Documents are accurate and complete in all material respects.  We have no reason to believe that any of the foregoing assumptions is unreasonable.

III.	Statement of Facts

Based on our review of the Relevant Documents and discussions with you and other persons with knowledge of the Transaction, we understand the relevant facts to be as set forth in this letter.  In rendering our opinion, we have assumed that you have read this letter closely and have concluded, after reasonable independent factual

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 3

investigation, that the facts stated in this letter are accurate and complete in all material respects, and that there are no unreasonable factual assumptions.

A.	Description of Entities

Royale is a California corporation primarily engaged in managing oil and gas assets.  Royale has authorized 30,000,000 shares of no par value common stock with 21,850,185 shares outstanding.

Matrix is a California corporation primarily engaged in managing non-operating oil and gas assets.  Matrix is owned by the following entities: Jordan Enterprises Limited Partnership (30.84%), Meeteetse Limited Partnership (30.84%), PEM Resources Limited Partnership (17.06%), Loren Enterprises, L.P. (5.25%), JRS ENERGY INVESTMENTS, LLC (5.00%), OAKVIEW INVESTMENTS LP (5.00%), GROVES INVESTMENTS, LP (5.00%), and Matrix Investments L.P. (1.02%) (a California limited partnership) (“MILP”).

Parent is a Delaware corporation.  Parent is newly-formed to hold all of the issued and outstanding stock of Royale Merger Sub, a California corporation and Matrix Merger Sub, a California corporation.  Parent has authorized 280,000,000 shares, $0.001 par value Common Stock and 10,000,000 shares, $0.001 par value Preferred Stock.

MILP,2 Matrix Las Cienegas Limited Partnership (a California limited partnership),3 and Matrix Permian Investments, LP (a Texas limited partnership)4 (collectively, the “Matrix LPs”) hold various interests in oil and gas leases and wells.

2 Matrix is the general partner and owns a 1.02% interest, and the limited partners are as follows: Jordan Enterprises Limited Partnership (30.84%); Meeteetse Limited Partnership (30.84%); PEM Resources Limited Partnership (17.06%); Loren Enterprises, L.P. (5.25%); GROVES INVESTMENTS, LP (5.00%); JRS ENERGY INVESTMENTS, LLC (5.00%); and OAKVIEW INVESTMENTS LP (5.00%).
3 Matrix is the general partner and owns a 0.80% interest, and the limited partners are as follows: Jordan Enterprises Limited Partnership (34.08%); Meeteetse Limited Partnership (34.08%); PEM Resources Limited Partnership (11.66%); Loren Enterprises, L.P. (5.04%); GROVES INVESTMENTS, LP (4.78%); JRS ENERGY INVESTMENTS, LLC (4.78%); and OAKVIEW INVESTMENTS, LP (4.78%).
4 Matrix is the general partner and the limited partners are as follows: Walou Investments, LP (31.23%); Meeteetse Limited Partnership (31.23%); PEM Resources Limited Partnership (17.34%); Loren Enterprises, L.P. (5.20%); GROVES INVESTMENTS, LP (5.00%); JRS ENERGY INVESTMENTS, LLC (5.00%); and OAKVIEW INVESTMENTS LP (5.00%).

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 4

Matrix Royalty, L.P. (“Matrix Royalty”) is a Texas Limited Partnership.5

Matrix Oil Corporation (“Matrix Operator”) is a California corporation primarily engaged in operating the Whittier and Bellevue oil and gas fields in California. Matrix Operator is owned by Johnny Jordan (31.67%), Jeffrey Kerns (31.67%), Michael McCaskey (31.67%), and Shawna Loren (4.99%).

Prior to the Transaction, and in the ordinary course of business, Matrix, Matrix Operator, Matrix Royalty, and the Matrix LPs issued approximately $20,124,000 in aggregate principal and accrued interest amount of subordinated promissory notes (“Matrix Debt”). Prior to the Transaction, the holders of Matrix Debt exchanged their Matrix Debt for approximately $20,124,000 of preferred limited partnership interests of MILP (the “Matrix Preferred Interests”).

B.	The Proposed Transactions

The parties propose the following transactions:

1. Under the terms of the Transaction, Royale Merger Sub will be merged with and into Royale, with Royale as the surviving corporation and wholly-owned subsidiary of Parent.

2. In conjunction with the Transaction, Matrix Merger Sub will be merged with and into Matrix (the “Matrix Merger”) with Matrix as the surviving corporation and a wholly-owned subsidiary of Parent (collectively, the Transaction and the Matrix Merger are the “Mergers”).6

3. In connection with the Mergers, the holders of all limited partnership interests of the Matrix LPs (the “Limited Partners”) will exchange all of their limited partnership interests in the Matrix LPs, other than the Matrix Preferred Interests (collectively, the “Common LP Interests”), for shares of common stock of Parent.

5 Matrix is the general partner and the limited partners are as follows:  Walou Investments, LP (12.50%); Meeteetse Limited Partnership (12.50); PEM Resources Limited Partnership (12.50%); Loren Enterprises, L.P. (12.50%); GROVES INVESTMENTS, LP (12.50%); JRS ENERGY INVESTMENTS, LLC (12.50%); OAKVIEW INVESTMENTS LP (12.50%); and SIRC PROPERTIES, L.L.C. (12.50%).
6 In the Mergers, (1) each issued and outstanding share of Royale common stock will be converted into one share of Parent Common Stock, and (2) each issued and outstanding share of Matrix Common Stock will be converted into the number of shares of Parent Common Stock equal to the quotient of (a) the product of the Aggregate Royale Number (as defined in the Merger Agreement) multiplied by 0.6198452, divided by (b) the Aggregate Matrix Number (as defined in the Merger Agreement).

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 5

4. In connection with the Mergers, the holders of all outstanding stock of Matrix Operator (“Matrix Operator Holders”) will exchange their stock in Matrix Operator for shares of common stock of Parent.

5. In connection with the Mergers, the holders of all Matrix Preferred Interests will exchange their Matrix Preferred Interests for approximately 2,012,400 shares of Series B preferred stock of Parent.7

C.	Representations

The shareholders of Royale, the shareholders of Matrix, the Limited Partners, the Matrix Operator Holders, and the holders of the Matrix Debt (individually, a “Transferor”, collectively, the “Transferors”) make the following representations with respect to the proposed transactions:

1. No stock or securities will be issued for services rendered to or for the benefit of Parent in connection with the proposed transaction and no stock or securities will be issued for indebtedness of Parent that is not evidenced by a security or for interest on indebtedness of Parent which accrued on or after the beginning of the holding period of the Transferors for the debt.

2. None of the stock to be transferred is Code section 306 stock within the meaning of Code section 306(c).

3. The transfers will not be the result of the solicitation by a promoter, broker, or investment house.

4. The Transferors will not retain any rights in the property transferred to Parent.

5. Any debt relating to the stock being transferred that is being assumed (or to which such stock is subject) was incurred to acquire such stock and was incurred when such stock was acquired, and the Transferors are transferring all of the stock for which the acquisition indebtedness being assumed (or to which such stock is subject) was incurred.

6. The adjusted basis and the fair market value of the assets to be transferred by the Transferors to Parent will, in each instance, be equal to or exceed the sum of the liabilities to be assumed by Parent plus any liabilities to which the transferred assets are subject.

7 Steps 1 – 6, collectively, are the “Exchanges.”

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 6

7. The liabilities of the Transferors to be assumed by Parent were incurred in the ordinary course of business and are associated with the assets to be transferred.

8. There is no indebtedness between Parent and the Transferors and there will be no indebtedness created in favor of the Transferors as a result of the transaction.

9. The transfers and exchanges will occur under a plan agreed upon before the transaction in which the rights of the parties are defined.

10. All exchanges will occur on approximately the same date.

11. No stock will be placed in escrow or will be issued later under a contingent stock arrangement, and no additional stock will be issued in the near future (including by public offering).

12. There is no plan or intention on the part of Parent to redeem or otherwise reacquire any stock or indebtedness to be issued in the proposed transaction.

13. Taking into account any issuance of additional shares of Parent stock; any issuance of stock for services; the exercise of any Parent stock rights, warrants, or subscriptions; a public offering of Parent stock; and the sale, exchange, transfer by gift, or other disposition of any of the stock of the Parent to be received in the exchange, the shareholders of Royale and the shareholders of Matrix will be in “control” of the Parent within the meaning of Code section 368(c).

14. Each Transferor will receive stock or other property approximately equal to the fair market value of the property transferred to Parent or for services rendered or to be rendered for the benefit of Parent.

15. Parent will remain in existence and hold the property transferred to it in a trade or business or as the ownership in a subsidiary engaged in a trade or business.

16. There is no plan or intention by Parent to dispose of the transferred property other than in the ordinary course of business.

17. Parent will not be an investment company within the meaning of Code section 351(e)(1) and Treas. Reg. section 1.351-1(c)(1)(ii).

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 7

18. Parent does not intend to make the election under Code section 1362(a) to be taxed as a “small business corporation” as defined in Code section 1361(a).

19. The Transferors are not under the jurisdiction of a Court in a Title 11 or similar case (within the meaning of Code section 368(a)(3)(A)), and the stock or securities received in the exchange will not be used to satisfy the indebtedness of such debtor.

21. Parent will not be a “personal service corporation” within the meaning of Code section 269A.

IV.	Applicable Law

A.	Code Section 351(a) Transaction

1.	In General

Under a Code section 351(a) transaction, one or more persons can transfer property to a corporation in exchange for stock in the corporation without recognizing gain or loss.  In particular, a transfer of property qualifies for non-recognition treatment if: (1) property8 is transferred to Newco9 by one or more transferors; (2) solely in exchange for stock10 of Newco; and (3) immediately after the exchange, the transferor(s) are in “control”11 of Newco.12

The tax consequences are as follows:

1. No gain or loss is recognized by Newco upon receipt of property from the transferor(s) in exchange for Newco stock;13

8 For purposes of Code section 351(a), the term “property” is defined broadly, with Code section 351(a) stating only three specific exclusions to “property” (relating to services, certain debt of the corporation, and accrued interest owed by the corporations). Code section 351(d).
9 “Newco” means a newly-formed entity.
10 “Stock” does not include stock rights and stock warrants. Treas. Reg. section 1.351-1(a)(1).
11 Code section 368(c).
12 Code section 351(a).
13 Code section 1032(a).

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 8

2. The basis of the Newco stock to be received by the transferor(s) is the same as the basis of the property exchanged;14

3. The holding period of the Newco stock to be received by the transferor(s) includes the period during which the property exchanged was held, provided such property was held as a capital asset by the transferor(s) on the date of the exchange;15

4. The basis of the property of the transferor(s) received by Newco is the same as the basis of such property in the hands of the transferor(s);16 and

5. The holding period of the transferor(s) property to be received by Newco includes the period during which such property was held by the transferor(s).17

2.	Horizontal Double-Dummy Structure

Simultaneous reverse subsidiary mergers18 constitute a transaction known as the “horizontal double-dummy technique.”19

The mechanics of this transaction are as follows:

1. A new corporation is organized (“Newco”), along with two wholly-owned subsidiaries of Newco (“S1” and “S2”);

2. Pursuant to an integrated plan, S1 and S2 are merged into existing target corporation 1 (“T1”) and existing target corporation 2 (“T2”), respectively; and

3. T1 and T2 outstanding stock, respectively, is exchanged for common stock of Newco, so that following the transaction, T1 and T2 are wholly-owned subsidiaries of Newco.20

14 Code section 358(a)(1).
15 Code section 1223(1).
16 Code section 362(a).
17 Code section 1223(2).
18 A reverse subsidiary merger is a merger in which the buyer (the “Acquiring Corporation”) forms a subsidiary and that Acquiring Corporation subsidiary merges with and into the company to be acquired (the “Target Company”).  Code section 368(a)(2)(E).  As a result, the Target Company becomes a wholly-owned subsidiary of the Acquiring Corporation.  Id.
19 2 Martin D. Ginsburg, Jack S. Levin, & Donald E. Rocap, Mergers, Acquisitions, and Buyouts: A Transactional Analysis of the Governing Tax Legal, and Accounting Considerations ¶904, n.1 (2017) (“[T]he quoted term . . . is descriptive of the transaction’s corporate mechanics; simultaneous transitory subsidiary (reverse) mergers of newly formed corporations . . . .”).
20 See P.L.R. 8822062 (Mar. 7, 1988).

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 9

The two subsidiary corporations (i.e., S1 and S2) and the two reverse subsidiary mergers (i.e., the merger of S1 and S2 into T1 and T2 respectively) are disregarded and the mergers are treated as the acquisition by Newco of property (i.e., the outstanding stock of T1 and T2) in exchange for Newco common stock.21  Therefore, each of the exchanges will constitute a Code section 351(a) exchange, and no gain or loss is recognized by the transferors of T1 and T2 stock upon receipt of Newco stock in exchange for T1 or T2 stock.22

The tax consequences of the horizontal double-dummy transaction are as follows:
  1.   No gain or loss is recognized by Newco upon the receipt of T1 and T2 stock in exchange for Newco stock.23

2. The basis of T1 and T2 stock received by Newco in the exchange is the same as the basis of such stock in the hands of the transferors of T1 and T2 stock immediately prior to the exchange.24

3. The basis of Newco stock to be received by the transferors of T1 and T2 stock will be the same as the basis of the T1 and T2 stock surrendered in the exchange.25

4. The holding period of the Newco stock to be received by the transferors of T1 and T2 stock will include the period during which T1 and T2 exchanged stock was held, provided the T1 and T2 stock is held has a capital asset on the date of the exchange.26

5. The holding period of the T1 and T2 stock to be received by Newco will include periods during which such stock was held by the transferors of T1 and T2 stock before the exchange.27

21 See Rev. Rul. 79-273, 1979-2 C.B. 125; Rev. Rul. 78-250, 1978-1 C.B. 83; Rev. Rul. 73-427, 1973-2C.B. 301; Rev. Rul. 67-448, C.B. 144; P.L.R. 8822062 (Mar. 7, 1988); P.L.R. 7915011 (Jan. 1, 1979).
22 P.L.R. 8822062 (Mar. 7, 1988).
23 Code section 1032(a).
24 Code section 362(a).
25 Code section 358(a)(1).
26 Code section 1223(1).
27 Code section 1223(2).

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 10

V.	Analysis

As to the Royale shareholders, the Transaction, executed in conjunction with the transactions contemplated by the Merger Agreement and the Section 351 Plan of Merger and Exchange, supports a conclusion that the Transaction qualifies for non-recognition of gain and loss under Code section 351(a).

The simultaneous reverse subsidiary mergers executed by Royale and Matrix constitute a horizontal double-dummy transaction.28  Accordingly, the two subsidiary corporations (i.e., Royale Merger Sub and Matrix Merger Sub) and the two reverse subsidiary mergers (i.e., the Transaction and the Matrix Merger) are disregarded and the Mergers are treated as the acquisition by Parent of property (i.e., the outstanding common stock of Royale and the outstanding common stock of Matrix) in exchange for Parent common stock.29  Therefore, the Transaction qualifies as a Code section 351(a) transaction because: (1) the Royale shareholders are treated as exchanging property (i.e., Royale common stock) for Parent common stock30 and (2) immediately after the Mergers, the Royale shareholders and the Matrix shareholders will be in “control” of Parent (within the meaning of Code section 368(c)).

As a result of the exchange, the Royale shareholders will not recognize any gain or loss.31  The Royale shareholders will have a tax basis in the Parent common stock received in the Transaction equal to the tax basis of the Royale common stock surrendered in the Transaction.32  The Royale shareholders will have a holding period for Parent common stock received in the Transaction that includes its holding period for its shares of Royale common stock surrendered in the Transaction.33

VI.	Conclusion

Based upon the foregoing, it is our opinion that, for United States federal income tax purposes, the Transaction will qualify as a transaction qualifying for nonrecognition of gain or loss under section 351 of the Code.  The discussion in the section of the Registration Statement on Form S-4 of Royale, which includes the Joint

28 P.L.R. 8822062 (Mar. 7, 1988).
29 See Rev. Rul. 79-273, 1979-2 C.B. 125; Rev. Rul. 78-250, 1978-1 C.B. 83; Rev. Rul. 73-427, 1973-2 C.B. 301; Rev. Rul. 67-448, C.B. 144; P.L.R. 8822062 (Mar. 7, 1988); P.L.R. 7915011 (Jan. 1, 1979).
30 See P.L.R. 8822062 (Mar. 7, 1988).
31 Code section 351(a); P.L.R. 8822062 (Mar. 7, 1988).
32 Code section 358(a)(1).
33 Code section 1223(1).

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 11

Proxy Statement/Prospectus (the “Registration Statement”) entitled “Material U.S. Federal Income Tax Consequences” confirms and summarizes our opinion as to the material United States federal income tax consequences of the Transaction to the Royale shareholders.

VII.	Limitations and Disclosures

A.	Factual Accuracy

Our opinions are based on the facts as set forth in the Relevant Documents and in this letter.  You have represented to us that the facts set forth above are, to your knowledge and belief after reasonably inquiry, accurate and complete in all material respects.  If any of such facts are inaccurate or incomplete in any material respect, then our opinions could be adversely affected.

B.	Changes in Law; No Binding Effect

This letter is based upon relevant provisions of the Code and the Treasury Regulations promulgated thereunder, the related legislative history, and interpretations of the foregoing expressed in court decisions and existing administrative rulings and practices of the Service all as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which could result in modifications of our conclusions.  This letter is not binding on the Service or the courts and it is possible the Service may successfully take a contrary position.

C.	Scope

Our opinion is limited to the United States federal income tax matters as expressly set forth herein.  We express no opinion as to any matter which is not expressly set forth herein.  In particular, we express no opinion on the tax consequences of the transactions or matters addressed herein for federal gift, estate, and generation skipping transfer tax purposes or under the income tax laws of any state or foreign jurisdiction.  We also express no opinion on the tax consequences of the transactions described herein to any person other than the Royale shareholders.

D.	Intended Use and Reliance

Our opinion is rendered solely for Royale’s benefit for the purposes of defending the United States federal income tax reporting of the Transaction in accordance with the conclusions stated above.  We understand that Royale will use our opinion as a basis for representing the federal income tax effect of the transaction in

Privileged and Confidential
Mr. Harry E. Hosmer
March 1, 2018
Page | 12

Form S-4 to be filed with the Securities and Exchange Commission and we have no objection to its use in this manner.

E.	Attorney-Client Privilege; Work Product Doctrine

This letter communicates legal advice, and has been prepared in anticipation of potential litigation concerning the tax consequences described herein.  It is intended that this letter be protected from discovery under the attorney-client privilege and work product doctrine to the extent provided by law.  Disclosure of this letter and the information communicated in it should be carefully controlled so that disclosure is not made in a manner that will invalidate the protected status of the information.

F.	Confidentiality Disclaimer

We confirm that there is no limitation on the disclosure by the Royale shareholders or any other parties to the transaction of the tax treatment or tax structure of the transaction as described in this letter.  The implications of any such disclosure on attorney-client privilege or other applicable legal protections should be carefully considered prior to any such disclosure.

Sincerely yours,

Strasburger & Price, LLP

By:  /s/ Katherine E. David
Katherine E. David

KED

2048455.1/SPA/16552/0110/030818